Exhibit 5.1

[Perkins Coie LLP Letterhead]

August 4, 2011

Zillow, Inc.

999 Third Avenue, Suite 4600

Seattle, Washington 98104

Re:	Registration Statement on Form S-8 of Shares of Class A Common Stock, par value $0.0001 per share, of Zillow, Inc.

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission (the “Commission”) with respect to up to 6,816,135 shares of Class A common stock of Zillow, Inc., par value $0.0001 per share (the “Shares”), which may be issued as follows: (a) up to 1,348,406 shares under the Zillow, Inc. 2011 Incentive Plan (the “2011 Plan”) and (b) up to 5,467,729 shares under the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan,” which together with the 2011 Plan, are referred to herein as the “Plans”).

We have examined the Registration Statement and such documents and records of Zillow, Inc. as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by Zillow, Inc. of any certificates representing the Shares, the registration by its registrar of such Shares and the sale thereof by Zillow, Inc. in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE LLP